Exhibit 99.1

For Release at 7:00 a.m. (EDT) on July, 29, 2004

Mykrolis Corporation Reports Second Quarter 2004 Financial Results

Sales of $73 million rise 4%; Operating income increases 28%

BILLERICA, Mass., July 29, 2004 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and subsystems to the semiconductor industry, announced today second quarter revenues of $73.3 million, a 4 percent increase from $70.5 million in the first quarter of 2004 and 72 percent higher than the comparable quarter a year ago.

The net income per diluted share for the quarter was $0.18, compared to $0.16 in the first quarter and a net loss per diluted share of $(0.14) in the second quarter a year ago.

Operating income was $10.4 million, or 14 percent of sales. Gross margin for the second quarter rose to 48.9 percent from 48.3 percent in the first quarter.

For the first six months of 2004, revenues of $143.9 million increased 73 percent from $83.2 million for the same period a year ago. Net income per diluted share for the first half of 2004 was $0.34, compared to a net loss per diluted share of $(0.27) a year ago.

C. William Zadel, Chairman and Chief Executive Officer, commented on the second quarter results: “We achieved a solid quarter. An increase in our gross margin combined with lower operating expenses contributed to operating income growth of 28 percent from the first quarter. Our sales mix of 70 percent consumable products versus 30 percent equipment reflected continued high capacity utilization and wafer start growth in the industry. Sales to Asia grew 19 percent to an all-time high, reflecting strong demand from semiconductor foundry customers and makers of flat panel displays.

“At Semicon West we introduced a number of consumable and equipment products for filtration, purification, and fluid delivery applications for leading edge processes and 300mm tools. We believe these will extend our unique position in the market as the leader in our industry for controlling and reducing micro-contaminants in the semiconductor fabrication process,” Zadel said.

Management Outlook

The company anticipates third quarter revenue will be in the range of $70 to $77 million and net income per diluted share will be in the range of $0.15 to $0.21.

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the second quarter on Thursday, July 29, 2004 at 11:00 a.m. EDT (8:00 a.m. PDT). The conference call dial-in number is 1-800-915-4836; outside the U.S., the number is 973-317-5319. The conference call will also be webcast on the Mykrolis web site at www.mykrolis.com.

Revenue by Geographic Region (in millions of US dollars):

	Q2 2004	Q2 2003	% Growth
North America	$20.4	$11.8	73%
Japan	26.9	14.6	84%
Asia	19.5	11.8	65%
Europe	6.5	4.5	44%

Total	$73.3	$42.7	72%

	Q2 2004	Q1 2004	% Growth
North America	$20.4	$21.0	-3%
Japan	26.9	26.7	1%
Asia	19.5	16.4	19%
Europe	6.5	6.4	2%

Total	$73.3	$70.5	4%

	6 months 2004	6 months 2003	% Growth
North America	$41.4	$22.4	85%
Japan	53.7	29.5	82%
Asia	35.9	22.4	60%
Europe	12.9	8.9	45%

Total	$143.9	$83.2	73%

About Mykrolis

Mykrolis Corporation, which reported sales of $186 million in fiscal 2003, is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals in the semiconductor manufacturing process. In addition, the Company’s products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical disks and fiber optic cables. Mykrolis is based in Billerica, Massachusetts. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’s future operating results include, without limitation, the risk that a sustained industry recovery may be weaker than past recoveries, our inability to meet increasing demands for our products from our key customers; increased competition in our industry resulting in downward pressure on prices and reduced margins, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to the Securities Markets and Ownership of Our Securities,” and “Risks Related to our Separation from Millipore” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	7/3/2004	6/28/2003	7/3/2004	6/28/2003
Net sales	$73,335	$42,678	$143,850	$83,186
Cost of sales	37,440	24,072	73,886	48,048

Gross profit	35,895	18,606	69,964	35,138
% of sales	48.9%	43.6%	48.6%	42.2%

Research & development expenses	6,556	4,673	12,853	9,157
Selling, general & admin. expenses	19,056	16,187	38,725	32,539
Restructuring and other charges	(88)	1,757	(88)	1,757

Operating income (loss)	10,371	(4,011)	18,474	(8,315)
% of sales	14.1%	(9.4)%	12.8%	(10.0)%
Other income, net	405	1,174	879	1,834

Income (loss) before income taxes	10,776	(2,837)	19,353	(6,481)
Income tax expense	3,055	2,698	4,645	4,411

Net income (loss)	$7,721	$(5,535)	$14,708	$(10,892)
% of sales	10.5%	(13.0)%	10.2%	(13.1)%

Basic income (loss) per share	$0.19	$(0.14)	$0.36	$(0.27)
Basic weighted average shares outstanding	41,420	39,795	41,207	39,761

Diluted income (loss) per share	$0.18	$(0.14)	$0.34	$(0.27)
Diluted weighted average shares outstanding	43,599	39,795	43,509	39,761

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	(unaudited)
	July 3, 2004	December 31, 2003
Assets
Cash and cash equivalents	$82,748	$70,503
Marketable securities	14,425	—
Accounts receivable, net	58,706	46,698
Inventories	43,614	38,771
Other current assets	8,031	6,390

Total current assets	207,524	162,362

Marketable securities	4,964	14,266
Property, plant and equipment, net	67,223	71,033
Goodwill and intangible assets, net	24,037	24,939
Other assets	11,122	11,155

Total assets	$314,870	$283,755

Liabilities and shareholders’ equity
Accounts payable	$17,086	$12,613
Accrued expenses and other current liabilities	37,971	36,086

Total current liabilities	55,057	48,699

Other liabilities	13,144	12,028
Shareholders’ equity	246,669	223,028

Total liabilities and shareholders’ equity	$314,870	$283,755

###

Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

Tel#: 978-436-6500

Email: investor_relations@mykrolis.com